Exhibit 99.1

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of
Concurrent  Computer  Corporation:


     We have audited the accompanying consolidated balance sheets of Concurrent Computer Corporation and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years then ended. Our audits also included the consolidated financial statement schedule for the years ended June 30, 2001 and 2000 listed in the Index at Item 14(a)(2). These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Concurrent Computer Corporation and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule for the years ended June 30, 2001 and 2000, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                             /s/ Deloitte & Touche LLP


Atlanta,  Georgia
August 3, 2001
(September 14, 2001 as to paragraph 2 of Note 10 and
June 5, 2002 as to Note 21)

                          INDEPENDENT AUDITORS' REPORT



The  Board  of  Directors
Concurrent  Computer  Corporation



     We have audited the accompanying consolidated statements of operations, redeemable preferred stock, stockholders' equity and comprehensive income, and cash flows of Concurrent Computer Corporation and subsidiaries for the year ended June 30, 1999. In connection with our audit of the consolidated financial statements, we also audited the financial statement schedule for the year ended June 30, 1999, as listed in Item 14 (a)(2) of the Company's 2001 Annual Report on Form 10-K. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the results of operations and cash flows of Concurrent Computer Corporation and subsidiaries for the year ended
June 30, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended June 30, 1999, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.


                                  /s/  KPMG  LLP


Atlanta,  Georgia
July  31,  1999

                                       CONCURRENT COMPUTER CORPORATION
                                         CONSOLIDATED BALANCE SHEETS
                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                                JUNE 30,
                                                                                         ---------------------
                                                                                            2001       2000
                                                                                         ----------  ---------

                                                     ASSETS
Current assets:
   Cash and cash equivalents                                                             $   9,460   $ 10,082
   Accounts receivable, less allowance for doubtful accounts
      of $860 at June 30, 2001 and $484 at June 30, 2000                                    14,348     12,907
   Inventories                                                                               7,187      5,621
   Prepaid expenses and other current assets                                                 1,058      2,381
                                                                                         ----------  ---------
      Total current assets                                                                  32,053     30,991

Property, plant and equipment - net                                                         10,484     11,314
Purchased developed computer software - net                                                  1,583      1,773
Goodwill - net                                                                              10,744     11,981
Other long-term assets - net                                                                 2,188      1,019
                                                                                         ----------  ---------
Total assets                                                                             $  57,052   $ 57,078
                                                                                         ==========  =========


                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                                                 $  13,929   $ 13,297
   Deferred revenue                                                                          3,300      2,311
                                                                                         ----------  ---------
      Total current liabilities                                                             17,229     15,608

Long-term liabilities:
   Deferred revenue                                                                          1,193        297
   Other                                                                                     5,347      2,902
                                                                                         ----------  ---------
      Total liabilities                                                                     23,769     18,807

Stockholders' equity:
   Shares of series preferred stock, par value $.01; 25,000,000 authorized; none issued          -          -
   Shares of class A preferred stock, par value $100; 20,000 authorized; none issued             -          -
   Shares of common stock, par value $.01; 100,000,000 authorized;
     55,061,838 and 53,910,918  issued at June 30, 2001 and 2000, respectively                 551        538
   Capital in excess of par value                                                          140,352    135,394
   Accumulated deficit after eliminating accumulated deficit
     of $81,826 at December 31, 1991, date of quasi-reorganization                        (102,760)   (96,571)
   Treasury stock, at cost; 840 shares                                                         (58)       (58)
   Accumulated other comprehensive loss                                                     (4,802)    (1,032)
                                                                                         ----------  ---------
      Total stockholders' equity                                                            33,283     38,271
                                                                                         ----------  ---------

Total liabilities and stockholders' equity                                               $  57,052   $ 57,078
                                                                                         ==========  =========

The accompanying notes are an integral part of the consolidated financial statements.

                        CONCURRENT COMPUTER CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  YEAR ENDED JUNE 30,
                                             -----------------------------
                                               2001      2000       1999
                                             --------  ---------  --------
Revenues:
  Product sales
    Real-time systems                        $25,740   $ 27,122   $30,389
    Video-on-demand systems                   23,814     11,952     1,208
                                             --------  ---------  --------
      Total product sales                     49,554     39,074    31,597
  Service and other                           23,267     29,016    38,366
                                             --------  ---------  --------
      Total                                   72,821     68,090    69,963

Cost of sales:
  Real-time and video-on-demand systems       27,193     20,111    15,001
  Service and other                           12,608     16,236    19,625
                                             --------  ---------  --------
      Total                                   39,801     36,347    34,626
                                             --------  ---------  --------

Gross margin                                  33,020     31,743    35,337

Operating expenses:
  Sales and marketing                         16,112     20,311    19,274
  Research and development                    11,579      9,775    10,046
  General and administrative                  10,920      9,277     6,883
  Cost of purchased in-process research and
    development                                    -     14,000         -
  Relocation and restructuring                     -      2,367         -
  Loss on facility held for sale                   -          -       423
                                             --------  ---------  --------
      Total operating expenses                38,611     55,730    36,626
                                             --------  ---------  --------

Operating loss                                (5,591)   (23,987)   (1,289)

Interest expense                                (214)      (127)     (261)
Interest income                                  302        316       295
Other non-recurring items                          0        761       (88)
Other income (expense) - net                     (86)       (78)       41
                                             --------  ---------  --------

Loss before provision for income taxes        (5,589)   (23,115)   (1,302)

Provision for income taxes                       600        600       363
                                             --------  ---------  --------

Net loss                                     $(6,189)  $(23,715)  $(1,665)
                                             ========  =========  ========

Basic and diluted net loss per share         $ (0.11)  $  (0.46)  $ (0.03)
                                             ========  =========  ========

The accompanying notes are an integral part of the consolidated financial statements.

                                              CONCURRENT COMPUTER CORPORATION
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                                              EQUITY AND COMPREHENSIVE INCOME
                                           (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                            FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED JUNE 30, 2001

                                                 COMMON STOCK                               ACCUMULATED
                                           ----------------------  CAPITAL IN                  OTHER       TREASURY STOCK
                                                           PAR     EXCESS OF   ACCUMULATED COMPREHENSIVE   --------------
                                             SHARES       VALUE    PAR  VALUE    DEFICIT   INCOME (LOSS)   SHARES    COST   TOTAL
                                           -----------  ---------  ----------  ----------  --------------  -------  ------  -------

Balance at June 30, 1998                   47,632,309   $    476   $   97,136  $ (71,191)  $        (853)    (840)  $ (58) $25,510
Sale of common stock under stock plans        884,218          9        1,780                                                1,789
Comprehensive loss:
  Net loss                                                                        (1,665)                                   (1,665)
  Foreign currency translation adjustment                                                            377                       377
                                                                                                                            -------
    Total comprehensive loss                                                                                                (1,288)

                                           -----------  ---------  ----------  ----------  --------------  -------  ------  -------
Balance at June 30, 1999                   48,516,527        485       98,916    (72,856)           (476)    (840)    (58)  26,011
Sale of common stock under stock plans      3,160,692         31        7,277                                                7,308
Issuance of common stock related to
  acquisition of Vivid Technology           2,233,699         22       28,879                                               28,901
Performance warrants                                                      322                                                  322
Comprehensive loss:
  Net loss                                                                       (23,715)                                  (23,715)
  Foreign currency translation adjustment                                                           (556)                     (556)
                                                                                                                            -------
    Total comprehensive loss                                                                                               (24,271)

                                           -----------  ---------  ----------  ----------  --------------  -------  ------  -------
Balance at June 30, 2000                   53,910,918        538      135,394    (96,571)         (1,032)    (840)    (58)  38,271
Sale of common stock under stock plans      1,150,920         13        3,903                                                3,916
Performance warrants                                                    1,055                                                1,055
Comprehensive loss:
  Net loss                                                                        (6,189)                                   (6,189)
  Foreign currency translation adjustment                                                           (967)                     (967)
  Minimum pension liability adjustment                                                            (2,803)                   (2,803)
                                                                                                                            -------
    Total comprehensive loss                                                                                                (9,959)

                                           -----------  ---------  ----------  ----------  --------------  -------  ------  -------
Balance at June 30, 2001                   55,061,838   $    551   $  140,352  $(102,760)  $      (4,802)    (840)  $ (58)  $33,283
                                           ===========  =========  ==========  ==========  ==============  =======  ======  =======

                     The accompanying notes are an integral part of the consolidated financial statements.

                          CONCURRENT COMPUTER CORPORATION
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (IN THOUSANDS)

                                                              YEAR ENDED JUNE 30,
                                                         -----------------------------
                                                           2001      2000       1999
                                                         --------  ---------  --------
Cash flows provided by (used in) operating activities:
  Net loss                                               $(6,189)  $(23,715)  $(1,665)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Write-off of in-process research and development           -     14,000         -
    Gain on sale of subsidiary                                 -       (761)        -
    Accrual of non-cash warrants                           1,055        322         -
    Loss on impairment of facility held for sale               -          -       423
    Loss on dissolution of subsidiary                          -          -       429
    Depreciation and amortization                          5,995      6,145     4,959
    Provision for inventory reserves                       1,712        550     1,087
    Stock compensation                                         -        368         -
    Other non-cash expenses                                  597        289        19
    Decrease (increase) in assets, net of effect of
      acquisitions and dispositions:
        Accounts receivable                               (2,031)     1,574     4,098
        Inventories                                       (3,278)    (1,530)      535
        Prepaid expenses and other current assets          1,047     (1,959)     (384)
        Other long-term assets                            (1,146)       216       318
    Increase (decrease) in liabilities:
        Accounts payable and accrued expenses                632      4,028    (4,348)
        Short-term deferred revenue                          989     (1,170)     (240)
        Long-term liabilities                                404      1,128       (91)
                                                         --------  ---------  --------
Net cash provided by (used in) operating activities         (213)      (515)    5,140

Cash flows used in investing activities:
  Net additions to property, plant and equipment          (3,761)    (4,361)   (4,194)
  Net proceeds from sale of subsidiary                       276        496         -
  Proceeds from sale of facility                               -      1,223         -
  Other                                                        -         76         -
                                                         --------  ---------  --------
Net cash used in investing activities                     (3,485)    (2,566)   (4,194)

Cash flows provided by financing activities:
  Net payments of notes payable                                -          -      (425)
  Net repayment of debt                                      (71)       (33)   (1,123)
  Proceeds from sale and issuance of common stock          3,916      6,940     1,789
                                                         --------  ---------  --------
Net cash provided by financing activities                  3,845      6,907       241

Effect of exchange rates on cash and cash equivalents       (769)      (616)      (48)
                                                         --------  ---------  --------

Increase in cash and cash equivalents                       (622)     3,210     1,139
Cash and cash equivalents - beginning of year             10,082      6,872     5,733
                                                         --------  ---------  --------
Cash and cash equivalents - end of year                  $ 9,460   $ 10,082   $ 6,872
                                                         ========  =========  ========

Cash paid during the period for:
  Interest                                               $   277   $    242   $   258
                                                         ========  =========  ========
  Income taxes (net of refunds)                          $   621   $    257   $ 1,041
                                                         ========  =========  ========

Non-cash investing/financing activities:
  Non-cash consideration for acquisition                 $     -   $ 28,900   $     -
                                                         ========  =========  ========

  The accompanying notes are an integral part of the consolidated financial statements.

                         CONCURRENT COMPUTER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   OVERVIEW  OF  THE  BUSINESS

     Concurrent Computer Corporation ("Concurrent") is a leading supplier of high-performance computer systems, software, and services. In August 1999, Concurrent's emerging Video-On-Demand ("VOD") division opened its own facilities separate from its Real-Time division in order to maximize the focus in each of these businesses.

     Concurrent is a leading supplier of digital video server systems to a wide range of industries and its VOD division serves a variety of markets including the broadband/cable, hospitality, intranet/distance learning, and other related markets. Based on a scalable, real-time software architecture, Concurrent's VOD hardware and software are integrated to deliver fault-tolerant, deterministic streaming video to a broad spectrum of VOD applications.

     Concurrent is also a leading provider of high-performance, real-time computer systems, solutions, and software for commercial and government markets. Concurrent's Real-Time division focuses on strategic market areas that include hardware-in-the-loop and man-in-the-loop simulation, data acquisition, industrial systems, and software and embedded applications.

     A "real-time" system or software is one specially designed to acquire, process, store, and display large amounts of rapidly changing information in real-time - that is, with microsecond response as changes occur. Concurrent has over thirty years of experience in real-time systems, including specific expertise in systems, applications software, productivity tools, and networking. Its systems provide real-time applications for gaming, simulation, engine test, air traffic control, weather analysis, and mission critical data services such as financial market information.

     In August, 1999, Concurrent's Corporate Headquarters and VOD division's offices were relocated to Duluth, Georgia from Fort Lauderdale, Florida. Its Real-Time division's offices and manufacturing facility remain in Fort Lauderdale and Pompano Beach, Florida.

     Concurrent provides sales and support from offices and subsidiaries throughout North America, South America, Europe, Asia, and Australia.

2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

   Principles  of  Consolidation

     The consolidated financial statements include the accounts of all wholly-owned domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   Foreign  Currency

     The functional currency of substantially all of Concurrent's foreign subsidiaries is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates of exchange prevailing during the fiscal year. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders' equity until the entity is sold or substantially liquidated. Gains or losses resulting from foreign currency transactions are included in the results of operations, except for those relating to intercompany transactions of a long-term investment nature which are accumulated in a separate component of stockholders' equity.

     Gains (losses) on foreign currency transactions of $1,000, $(3,000), and $132,000 for the years ended June 30, 2001, 2000, and 1999, respectively, are included in other income (expense) - net.

                         CONCURRENT COMPUTER CORPORATION

   Cash  Equivalents

     Short-term investments with maturities of ninety days or less at the date of purchase are considered cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates market, and represents cash invested in U.S. Government securities, bank certificates of deposit, or commercial paper.

   Inventories

     Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out basis. Concurrent establishes excess and obsolete inventory reserves based upon historical and anticipated usage.

   Property,  Plant  and  Equipment

     Property, plant and equipment are stated at acquired cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of assets ranging from three to forty years. Leasehold improvements are amortized over the shorter of the useful lives of the improvements or the terms of the related lease. Gains and losses resulting from the disposition of property, plant and equipment are included in other income (expense) - net. Expenditures for repairs and maintenance are charged to operations as incurred and expenditures for major renewals and betterments are capitalized.

   Revenue  Recognition  and  Related  Matters

     Video-on-demand and real-time system revenues are recognized based on the guidance in American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition. Concurrent recognizes revenue from video-on-demand and real-time systems when persuasive evidence of an arrangement exists, the system has been shipped, the fee is fixed or determinable and collectibility of the fee is probable. Under multiple element arrangements, Concurrent allocates revenue to the various elements based on vendor-specific objective evidence ("VSOE") of fair value. Concurrent's VSOE of fair value is determined based on the price charged when the same element is sold separately.

     In certain instances, Concurrent's customers require significant customization of both the software and hardware products and, therefore, the revenues are recognized as long term contracts in conformity with Accounting Research Bulletin ("ARB") No. 45 "Long Term Construction Type Contracts", Statement of Position ("SOP") 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" and SOP 97-2 "Software Revenue Recognition". For long-term contracts, revenue is recognized using the percentage-of-completion method of accounting based on costs incurred on the project compared to the total costs expected to be incurred through completion.

     Concurrent recognizes revenue from customer service plans ratably over the term of each plan, typically one year.

     Custom engineering and integration services performed by the Real-Time division are typically completed within 90 days from receipt of an order. Revenues from these services are recognized upon completion and delivery of the software solution to the customer.

   Capitalized  Software

     Concurrent accounts for software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS No. 86"). Under SFAS No. 86, the costs associated with software development are required to be capitalized after technological feasibility has been established. Concurrent ceases capitalization upon the achievement of customer availability. Costs incurred by Concurrent between technological feasibility and the point at which the products are ready for market are insignificant and as a result Concurrent has no internal software development costs capitalized at June 30, 2001 and 2000.

                         CONCURRENT COMPUTER CORPORATION

     Concurrent has not incurred costs related to the development or purchase of internal use software.

   Research  and  Development

     Research  and  development  expenditures  are  expensed  as  incurred.

   Basic  and  Diluted  Net  Income  (Loss)  per  Share

     Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each year. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares including common share eqivalents. Under the treasury stock method, incremental shares representing the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued are included in the computation. Common share equivalents of 3,930,000, 4,548,000 and 2,600,000 for the years ended June 30, 2001, 2000 and 1999, respectively, were excluded from the calculation as their effect was antidilutive.

   Impairment  of  Long-Lived  Assets

     Concurrent follows the provisions of SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Concurrent reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

   Fair  Value  of  Financial  Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable, inventories, prepaid expenses, accounts payable and short term debt approximate fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on the relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumption could significantly affect the estimates.

   Income  Taxes

     Concurrent and its domestic subsidiaries file a consolidated federal income tax return. All foreign subsidiaries file individual tax returns pursuant to local tax laws. Concurrent follows the asset and liability method of accounting for income taxes. Under the asset and liability method, a deferred tax asset or liability is recognized for temporary differences between financial reporting and income tax bases of assets and liabilities, tax credit carryforwards and operating loss carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that such deferred tax assets will not be realized. Utilization of net operating loss carryforwards and tax credits, which originated prior to Concurrent's quasi-reorganization effected on December 31, 1991, are recorded as adjustments to capital in excess of par value.

   Pensions  and  Postretirement  Benefits

     In February 1998, SFAS No. 132, "Employer's Disclosures About Pensions and Other Postretirement Benefits," ("SFAS 132") was issued. SFAS 132 requires

                         CONCURRENT COMPUTER CORPORATION
additional disclosures concerning changes in Concurrent's pension and other postretirement benefit obligations and assets and eliminates certain disclosures no longer considered useful. Concurrent has adopted the provisions of this standard in fiscal year 1999. The adoption of this statement did not impact
Concurrent's consolidated financial position, results of operations, or cash flows, and any effects are limited to the form and content of its disclosures.

   Stock-Based  Compensation

     Concurrent accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net (loss) income and pro forma (loss) income per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Concurrent has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

   Segment  Information

     Concurrent operated in one segment for management reporting purposes until July 1, 1999 when Concurrent separated the facilities personnel and reporting for the VOD division from the Real-Time division. Concurrent has separately reported the fiscal year 2001 and 2000 operating results for both the VOD division and the Real-Time division.

   Comprehensive  (Loss)  Income

     Effective July 1, 1998, Concurrent adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Comprehensive income is defined as a change in equity during the financial reporting period of a business enterprise resulting from non-owner sources.

Accumulated other comprehensive income (loss) consists of the following components:

                               FOREIGN                      ACCUMULATED
                              CURRENCY        MINIMUM          OTHER
                             TRANSLATION      PENSION      COMPREHENSIVE
                             ADJUSTMENTS     LIABILITY     INCOME (LOSS)
                            -------------  -------------  ---------------
Balance at June 30, 1998    $       (853)  $          -   $         (853)
Other comprehensive income           377              -              377
                            -------------  -------------  ---------------
Balance at June 30, 1999            (476)             -             (476)
Other comprehensive loss            (556)             -             (556)
                            -------------  -------------  ---------------
Balance at June 30, 2000          (1,032)             -           (1,032)
Other comprehensive loss            (967)        (2,803)          (3,770)
                            -------------  -------------  ---------------
Balance at June 30, 2001    $     (1,999)  $     (2,803)  $       (4,802)
                            =============  =============  ===============

                         CONCURRENT COMPUTER CORPORATION

   Use  of  Estimates

     Management of Concurrent has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates and the reporting of revenues and expenses during the reporting periods, to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   Reclassifications

     Certain prior years' amounts have been reclassified to conform with the current year's presentation.

3.   ACQUISITION

     On October 28, 1999, Concurrent acquired Vivid Technology, Inc. ("Vivid") for total consideration of $29.4 million, consisting of 2,233,699 shares of Common Stock valued at $24.7 million, $0.5 million of acquisition costs, and 378,983 shares reserved for future issuance upon exercise of stock options with a value of $4.2 million. The acquisition was treated as a purchase for accounting purposes, and, accordingly, the assets and liabilities were recorded based on their fair values at the date of the acquisition. The purchase price allocation and the respective useful lives of the intangible assets are as follows:

                                                       ALLOCATION    LIFE
                                                       -----------  ------
     Working capital                                   $        72
     Fixed assets                                              257
     Other long-term assets                                     13
     Developed completed computer software technology        1,900  10 yrs
     Employee workforce                                        400   3 yrs
     Goodwill                                               12,808  10 yrs
     In-process research and development                    14,000

Amortization of intangible assets is on a straight-line basis over the assets' estimated useful life. Vivid's operations are included in the condensed consolidated statements of operations from the date of acquisition.

     At the acquisition date, Vivid had one product under development that had not demonstrated technological or commercial feasibility. This product was the Vivid interactive video-on-demand integrated system. The in-process technology has no alternative use in the event that the proposed product does not prove to be feasible. This development effort falls within the definition of In-Process Research and Development ("IPR&D") contained in Statement of Financial Accounting Standards ("SFAS") No. 2 and was expensed in the quarter ended December 31, 1999 as a one-time charge.

     Consistent with Concurrent's policy for internally developed software, Concurrent determined the amounts to be allocated to IPR&D based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. As of the date of the acquisition, Concurrent concluded that the IPR&D had no alternative future use after taking into consideration the potential for usage of the software in different products, resale of the software and internal usage.

                         CONCURRENT COMPUTER CORPORATION

     The following unaudited pro forma information presents the results of operations of Concurrent as if the acquisition had taken place on July 1, 1998 and includes the one-time charge related to the write-off of the purchased IPR&D of $14 million for the fiscal year ended June 30, 2000:

                                           YEAR ENDED JUNE 30,
                                           -------------------
                                             2000       1999
                                           ---------  --------
                                          (DOLLARS IN THOUSANDS,
                                        EXCEPT PER SHARE AMOUNTS)

     Revenues                              $ 68,444   $70,603
                                           =========  ========
     Net loss                              $(24,717)  $(4,419)
                                           =========  ========
     Basic and diluted net loss per share  $  (0.47)  $ (0.09)
                                           =========  ========

4.   RESTRUCTURING  AND  RELOCATION

     In August 1999, Concurrent relocated its Corporate Headquarters and its VOD division to Duluth, Georgia. In connection with this move, Concurrent incurred employee relocation costs of $769,000, which is recorded as an operating expense in the consolidated statement of operations for the year ended June 30, 2000. As of June 30, 2001 and 2000, all costs had been paid and there were no remaining accrued costs.

     In addition to the VOD division relocation discussed above, management decided in the first quarter of fiscal year 2000 to "right-size" the Real-Time division to bring its expenses in line with its anticipated revenues. In connection with these events, Concurrent recorded a $1.6 million operating expense in the consolidated statement of operations for the year ended June 30, 2000. This expense represents workforce reductions of approximately 38 employees in all areas of Concurrent. As of June 30, 2000, all costs had been paid and there were no remaining accrued costs.

     In connection with the acquisition of the Harris Computer Systems Corporation ("HCSC") Real-Time division, Concurrent recorded a $23.2 million restructuring provision as of June 30, 1996. Such charge, based on formal approved plans, included the estimated costs related to the rationalization of facilities, workforce reductions, asset writedowns and other costs which represented approximately 44%, 28%, 26%, and 2%, respectively. The rationalization of facilities included the planned disposition of Concurrent's Oceanport, New Jersey facility, as well as the closing or downsizing of certain offices located throughout the world. The workforce reductions included the termination of approximately 200 employees worldwide, encompassing substantially all of Concurrent's employee groups. The asset writedowns were primarily related to the disposition of duplicative machinery and equipment. Cash expenditures related to this restructuring were $117,000 and $600,000 for the years ended June 30, 2000 and 1999, respectively. As of June 30, 2000, all costs had been paid and there were no remaining accrued costs.

     On May 5, 1992, Concurrent had entered into an agreement with the Industrial Development Authority (the "IDA") to maintain a presence in Ireland through April 30, 1998. In connection with the acquisition of the HCSC Real-Time division, Concurrent closed its Ireland operations in December 1996 and was required to repay grants to the IDA of approximately $484,000 (360,000 Irish pounds). During fiscal year 1999, $394,000 was paid to the IDA and the remaining amount of $90,000 was paid in fiscal 2000. As of June 30, 2000, all costs had been paid and there were no remaining accrued costs.

5.   DISSOLUTION  OF  SUBSIDIARY

     During the year ended June 30, 1999, Concurrent dissolved its subsidiary Concurrent Computer Corporation France (the "French Branch"). However, the French Branch should not be confused with Concurrent Computer Corporation S.A.,

                         CONCURRENT COMPUTER CORPORATION

Concurrent's continuing French subsidiary. In connection with the dissolution, all assets and liabilities of the French Branch were assumed by Concurrent. As a result, a loss of $429,000, representing the write off of the French Branch's cumulative translation adjustment, was recorded as other non-recurring items in the consolidated statement of operations for the year ended June 30, 1999.

6.   SALE  OF  SUBSIDIARY

     On September 8, 1999, Concurrent entered into an agreement to sell the stock of Concurrent Vibrations, a wholly owned subsidiary of Concurrent Computer Corporation S.A., to Data Physics, Inc. The transaction, which had an effective date of August 31, 1999, resulted in a gain of $761,000. This gain is recorded as other non-recurring items in the consolidated statement of operations for the year ended June 30, 2000.

7.   INVENTORIES

     Inventories  consist  of  the  following:

                               JUNE 30,
                      --------------------------
                          2001          2000
                      ------------  ------------
                        (DOLLARS  IN  THOUSANDS)

     Raw Materials    $      5,709  $      4,333
     Work-in-process         1,178           947
     Finished Goods            300           341
                      ------------  ------------
                      $      7,187  $      5,621
                      ============  ============

     At June 30, 2001 and 2000, some portion of Concurrent's inventory was in excess of the current requirements based upon the planned level of sales for future years. Accordingly, Concurrent recorded an accrual for inventory reserves of $3.5 million and $4.0 million to reduce the value of the inventory to its estimated net realizable value at June 30, 2001 and 2000, respectively.

8.   PROPERTY,  PLANT  AND  EQUIPMENT

     Property,  plant  and  equipment  consists  of  the  following:

                                                            JUNE 30,
                                                      --------------------
                                                        2001       2000
                                                      ---------  ---------
                                                     (DOLLARS IN THOUSANDS)


     Buildings and leasehold improvements              $  2,217  $  2,131
     Machinery, equipment and customer support spares    31,170    31,346
                                                      ---------  ---------
                                                         33,387    33,477
     Less: Accumulated depreciation                     (22,903)  (22,163)
                                                      ---------  ---------
                                                       $ 10,484  $ 11,314
                                                      =========  =========

     For the years ended June 30, 2001, 2000 and 1999, depreciation and amortization expense for property, plant and equipment amounted to $4,386,000, $4,148,000 and $4,087,000, respectively.

     In fiscal year 1999, Concurrent entered into an agreement to sell its France facility. In connection with this transaction, which was finalized in the first quarter of fiscal year 2000, the facility was written down by $0.4 million to its estimated fair market value of $1.2 million, based upon a valuation by the acquiring company, and classified as a facility held for sale

                         CONCURRENT COMPUTER CORPORATION
in the consolidated balance sheet. The loss on facility held for sale is reflected as an operating expense in the consolidated statement of operations for fiscal year 1999.

9.   ACCOUNTS  PAYABLE  AND  ACCRUED  EXPENSES

     Accounts  payable  and  accrued  expenses  consist  of  the  following:


                                              JUNE 30,
                                     --------------------------
                                         2001          2000
                                     ------------  ------------
                                       (DOLLARS IN THOUSANDS)

     Accounts payable, trade         $      4,277  $      4,484
     Accrued payroll, vacation and
       other employee expenses              6,090         6,292
     Warranty accrual                         977           668
     Other accrued expenses                 2,585         1,853
                                     ------------  ------------
                                     $     13,929  $     13,297
                                     ============  ============

10.  REVOLVING  CREDIT  FACILITY

     Concurrent has a revolving credit facility with a bank that expires on June 30, 2002 and which provides for borrowings of up to $15 million at an interest rate at between prime (6.75% at June 30, 2001) plus 0.75% or LIBOR plus 2.25% and LIBOR plus 3.00% depending on Concurrent's ratio of Consolidated Funded Debt (as defined in the credit facility) to EBITDA. Concurrent has pledged substantially all of its assets as collateral for the facility. No borrowings were outstanding at June 30, 2001 under the credit facility.

     At June 30, 2001, the Company was in violation of its EBITDA covenant for the VOD division. On September 14, 2001, the Company amended its revolving credit facility and received a waiver of the covenant violation. Among the items amended include the reduction of the maximum borrowings to $5 million, changes to the minimum EBITDA covenants, and an extension of the expiration date of the revolving credit facility from June 30, 2002 to December 31, 2002. In consideration for the amendments to the revolving credit facility and the waiver of the covenant violation, the Company paid certain fees and expenses aggregating approximately $40,000.

11.  INCOME  TAXES

     The domestic and foreign components of income (loss) before provision for income taxes are

                                 YEAR ENDED JUNE 30,
                   -------------------------------------------
                       2001           2000           1999
                   -------------  -------------  -------------
                              (DOLLARS  IN  THOUSANDS)

    United States  $     (5,222)  $    (22,952)  $     (1,420)
    Foreign                (367)          (163)           118
                   -------------  -------------  -------------
                   $     (5,589)  $    (23,115)  $     (1,302)
                   =============  =============  =============

                         CONCURRENT COMPUTER CORPORATION

     The  components  of  the  provision  for  income  taxes  are  as  follows:

                                      YEAR ENDED JUNE 30,
                          -----------------------------------------
                              2001          2000       1999
                          ------------  ------------  -------------
                                  (DOLLARS  IN  THOUSANDS)
     Current:
       Federal            $          -  $          -  $          -
       Foreign                     600           201         1,056
                          ------------  ------------  -------------
         Total                     600           201         1,056
                          ------------  ------------  -------------

     Deferred:
       Federal                       -             -             -
       Foreign (benefit)             -           399          (693)
                          ------------  ------------  -------------
         Total                       -           399          (693)
                          ------------  ------------  -------------

     Total                $        600  $        600  $        363
                          ============  ============  =============

     A reconciliation of the income tax (benefit) expense computed using the Federal statutory income tax rate to Concurrent's provision for income taxes is as follows:

                                                   YEAR ENDED JUNE 30,
                                              -----------------------------
                                                2001      2000       1999
                                              --------  ---------  --------
                                                  (DOLLARS  IN  THOUSANDS)

     Loss before provision for
       income taxes                           $(5,589)  $(23,115)  $(1,302)
                                              --------  ---------  --------
     Tax (benefit) at Federal statutory rate   (1,899)    (7,859)     (443)
     Change in valuation allowance             (2,264)     2,749    (1,442)
     Non-deductible in-process research and
       development charge                           -      4,760         -
     Other permenant differences, net           4,763        950     2,248
                                              --------  ---------  --------
     Provision for income taxes               $   600   $    600   $   363
                                              ========  =========  ========

                         CONCURRENT COMPUTER CORPORATION

     As of June 30, 2001 and 2000, Concurrent's deferred tax assets and liabilities were comprised of the following:

                                                               JUNE 30,
                                                         --------------------
                                                            2001       2000
                                                         ---------  ---------
                                                        (DOLLARS IN THOUSANDS)

Gross deferred tax assets related to:
  U.S. and foreign net operating loss carryforwards      $ 69,761   $ 66,755
  Book and tax basis differences for reporting purposes       169        206
  Other reserves                                            5,794      3,789
  Accrued compensation                                        458        718
  Other                                                       810      2,434
                                                         ---------  ---------
    Total gross deferred tax assets                        76,992     73,902
Valuation allowance                                       (74,779)   (71,956)
                                                         ---------  ---------
    Total deferred tax asset                                2,213      1,946

Gross deferred tax liabilities related to
  property and equipment/other                              1,552      1,652
                                                         ---------  ---------
    Total gross deferred tax liability                      1,552      1,652
                                                         ---------  ---------

    Deferred income taxes                                $    661   $    294
                                                         =========  =========

     Any future benefits attributable to the U.S. Federal net operating loss carryforwards which originated prior to Concurrent's quasi-reorganization are accounted for through adjustments to capital in excess of par value. Under
Section 382 of the Internal Revenue Code, future benefits attributable to the net operating loss carryforwards and tax credits which originated prior to Concurrent's quasi-reorganization and those which originated subsequent to
Concurrent's quasi-reorganization through the date of Concurrent's 1993 comprehensive refinancing ("1993 Refinancing") are limited to approximately $0.3 million per year. Concurrent's U.S. Federal net operating loss carryforwards begin to expire in 2004. As of June 30, 2001, Concurrent has remaining utilizable U.S. Federal tax net operating loss carryforwards of approximately $172 million for income tax purposes. Approximately $62 million of these net operating loss carryforwards originated prior to Concurrent's 1993 Refinancing and are limited to $300,000 per year.

     The tax benefits associated with nonqualified stock options and disqualifying dispositions of incentive stock options increased the operating loss carryforward by approximately $5.1 million for the year ended June 30, 2001. Such benefits will be recorded as an increase to additional paid-in capital when realized.

     Deferred income taxes have not been provided for undistributed earnings of foreign subsidiaries, which originated subsequent to Concurrent's quasi-reorganization, primarily due to Concurrent's required investment in certain subsidiaries.

     Additionally, deferred income taxes have not been provided on undistributed earnings of foreign subsidiaries which originated prior to Concurrent's quasi-reorganization. The impact of both the subsequent repatriation of such earnings and the resulting offset, in full, from the utilization of net operating loss carryforwards will be accounted for through adjustments to capital in excess of par value.

                         CONCURRENT COMPUTER CORPORATION

     The valuation allowance for deferred tax assets as of June 30, 2001 and 2000 was approximately $75 million and $72 million, respectively. The net change in the total valuation allowance for the year ended June 30, 2001 was an increase of approximately $2.8 million. The net increase in the total valuation allowance for the year ended June 30, 2000 was approximately $14.6 million and the net decrease in the total valuation allowance for the year ended June 30, 1999 was approximately $1.4 million. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As such, the deferred tax assets have been reduced by the valuation allowance since management considers more likely than not that these deferred tax assets will not be realized.

12.  PENSIONS  AND  OTHER  POSTRETIREMENT  BENEFITS

     Concurrent maintains a retirement savings plan (the "Plan") available to U.S. employees which qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Concurrent may make a discretionary matching contribution equal to 100% of the first 6% of employees' contributions. For the years ended June 30, 2001, 2000 and 1999, Concurrent matched 100% of the employees' Plan contributions up to 6%.

     Concurrent's  matching  contributions  under  the  Plan  are  as  follows:

                              2001         2000         1999
                            ----------  -----------  -----------
                                   (DOLLARS IN THOUSANDS)

    Matching contribution   $    1,120  $     1,378  $     1,040

                         CONCURRENT COMPUTER CORPORATION

     Certain foreign subsidiaries of Concurrent maintain pension plans for their employees which conform to the common practice in their respective countries. The related changes in benefit obligation and plan assets and the amounts recognized in the consolidated balance sheets are presented in the following tables:


Reconciliation  of  Funded  Status
----------------------------------
                                                             JUNE 30,
                                                       --------------------
                                                         2001       2000
                                                       ---------  ---------
                                                      (DOLLARS IN THOUSANDS)

Change in benefit obligation:
Benefit obligation at beginning of year                $ 15,431   $ 14,230
Service cost                                                281        313
Interest cost                                               837        923
Plan participants' contributions                             52         67
Actuarial loss                                            1,268         10
Foreign currency exchange rate change                    (1,920)       (60)
Benefits paid                                              (588)       (52)
                                                       ---------  ---------
Benefit obligation at end of year                      $ 15,361   $ 15,431
                                                       =========  =========

Change in plan assets:
Fair value of plan assets at beginning of year         $ 15,322   $ 14,081
Actual return on plan assets                               (793)     1,049
Employer contributions                                      114        158
Plan participants' contributions                             52         67
Benefits paid                                              (559)       (33)
Foreign currency exchange rate change                    (1,710)         -
                                                       ---------  ---------
Fair value of plan assets at end of year               $ 12,426   $ 15,322
                                                       =========  =========

Funded status                                          $ (2,935)  $   (109)
Unrecognized actuarial loss (income)                      2,720       (121)
Unrecognized prior service cost                             205        243
Unrecognized net transition asset                           (85)      (151)
                                                       ---------  ---------
Net amount recognized                                  $    (95)  $   (138)
                                                       =========  =========

Amounts Recognized in the Consolidated Balance Sheet
----------------------------------------------------

                                                             JUNE 30,
                                                       --------------------
                                                         2001       2000
                                                       ---------  ---------
                                                      (DOLLARS IN THOUSANDS)

Accrued pension cost, net                              $ (3,106)  $   (138)
Intangible asset                                            208          -
Accumulated other comprehensive loss                      2,803          -
                                                       ---------  ---------
Net amount recognized in balance sheet                 $    (95)  $   (138)
                                                       =========  =========

                         CONCURRENT COMPUTER CORPORATION

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $15.4 million, $14.9 million and $12.4 million, respectively, as of June 30, 2001, and $2.7 million, $2.7 million and $1.6 million, respectively, as of June 30, 2000.

     Plan assets are comprised primarily of investments in managed funds consisting of common stock, money market and real estate investments.

     The assumptions used to measure the present value of benefit obligations and net periodic benefit cost are shown in the following table:

     Significant Assumptions
     -----------------------

                                                      JUNE 30,
                                     -------------------------------------------
                                          2001          2000           1999
                                     -------------  -------------  -------------

     Discount rate                   6.0% to 6.25%  6.0% to 6.25%  6.0% to 6.25%
     Expected return on plan assets  5.75% to 6.0%       6.0%           6.0%
     Compensation increase rate       3.5% to 4.5%   3.5% to 4.5%   3.5% to 4.5%


Components  of  Net  Periodic  Benefit  Cost
--------------------------------------------

                                                         YEAR ENDED JUNE 30,
                                                        ----------------------
                                                         2001    2000    1999
                                                        ------  ------  ------

Service cost                                            $ 281   $ 313   $ 336
Interest cost                                             837     923     886
Expected return on plan assets                           (839)   (918)   (873)
Amortization of unrecognized net transition obligation    (63)    (69)    (69)
Amortization of unrecognized prior service benefit         22      24      25
Recognized actuarial loss                                 (30)    (27)    (51)
                                                        ------  ------  ------
Net periodic benefit cost                               $ 208   $ 246   $ 254
                                                        ======  ======  ======

13.  SEGMENT  INFORMATION

     For the years ended June 30, 2001 and 2000, Concurrent operated its business in two divisions: Real-Time and VOD. Its Real-Time division is a leading provider of high-performance, real-time computer systems, solutions and software for commercial and government markets focusing on strategic market areas that include hardware-in-the-loop and man-in-the-loop simulation, data acquisition, industrial systems, and software and embedded applications. Its VOD division is a leading supplier of digital video server systems to a wide range of industries serving a variety of markets, including the broadband/cable, hospitality, intranet/distance learning, and other related markets. Customer service and support revenues derived from VOD sales arrangements are included in Product Sales and are not material. Shared expenses are primarily allocated based on either revenues or headcount. There were no material intersegment sales or transfers. For the year ended June 30, 2001, one customer accounted for approximately 12% of the total Real-Time revenue and three customers accounted for approximately 84% of the total VOD revenue. There were no other customers that accounted for more than 10% of revenue for either division. The following summarizes the operating income (loss) by segment for the years ended June 30, 2001 and 2000, respectively. Corporate costs include costs related to the offices of the Chief Executive Officer, Chief Financial Officer, Investor

                         CONCURRENT COMPUTER CORPORATION

Relations and other administrative costs including annual audit and tax fees, board of director fees and similar costs.

                                        YEAR ENDED JUNE 30, 2001
                               -------------------------------------------
                               REAL-TIME     VOD      CORPORATE    TOTAL
                               ----------  --------  -----------  --------
                                          (DOLLARS IN THOUSANDS)

Revenues:
  Product sales                $   25,740  $23,814   $        -   $49,554
  Service and other                23,267        -            -    23,267
                               ----------  --------  -----------  --------
     Total                         49,007   23,814            -    72,821

Cost of sales:
  Systems                          14,102   13,091            -    27,193
  Service and other                12,608        -            -    12,608
                               ----------  --------  -----------  --------
     Total                         26,710   13,091            -    39,801
                               ----------  --------  -----------  --------

Gross margin                       22,297   10,723            -    33,020

Operating expenses
  Sales and marketing               7,548    8,007          557    16,112
  Research and development          3,493    8,086            -    11,579
  General and administrative        1,748    2,635        6,537    10,920
                               ----------  --------  -----------  --------
    Total operating expenses       12,789   18,728        7,094    38,611
                               ----------  --------  -----------  --------
Operating income (loss)        $    9,508  $(8,005)  $   (7,094)  $(5,591)
                               ==========  ========  ===========  ========

                         CONCURRENT COMPUTER CORPORATION

                                                                       YEAR ENDED JUNE 30, 2000
                                                            ---------------------------------------------
                                                            REAL-TIME      VOD      CORPORATE     TOTAL
                                                            ----------  ---------  -----------  ---------
                                                                      (DOLLARS  IN  THOUSANDS)


Revenues:
    Product sales                                           $   27,122  $ 11,952   $        -   $ 39,074
    Service and other                                           29,016         -            -     29,016
                                                            ----------  ---------  -----------  ---------
        Total                                                   56,138    11,952            -     68,090

Cost of sales:
    Systems                                                     12,345     7,766            -     20,111
    Service and other                                           16,236         -            -     16,236
                                                            ----------  ---------  -----------  ---------
       Total                                                    28,581     7,766            -     36,347
                                                            ----------  ---------  -----------  ---------

Gross margin                                                    27,557     4,186            -     31,743

Operating expenses
    Sales and marketing                                         11,942     8,040          329     20,311
    Research and development                                     4,173     5,602            -      9,775
    General and administrative                                   1,879     1,861        5,537      9,277
    Cost of purchased in-process research and development            -    14,000            -     14,000
    Relocation and restructuring                                 1,208     1,159            -      2,367
                                                            ----------  ---------  -----------  ---------
       Total operating expenses                                 19,202    30,662        5,866     55,730
                                                            ----------  ---------  -----------  ---------

Operating income (loss)                                     $    8,355  $(26,476)  $   (5,866)  $(23,987)
                                                            ==========  =========  ===========  =========

Summarized financial information for fiscal year 2001 and 2000, respectively, is as follows:

                                AS OF AND FOR THE YEAR ENDED JUNE 30, 2001
                                ---------- --------------------------------
                                REAL-TIME     VOD      CORPORATE    TOTAL
                                ----------  --------  -----------  --------
                                            (DOLLARS IN THOUSANDS)

Net sales                       $   49,007  $23,814   $        -   $72,821
Operating income (loss)         $    9,508  $(8,005)  $   (7,094)  $(5,591)
Identifiable assets             $   19,179  $31,880   $    5,993   $57,052
Depreciation and amortization   $    2,631  $ 2,746   $      618   $ 5,995
Capital expenditures            $      978  $ 2,536   $      247   $ 3,761

                         CONCURRENT COMPUTER CORPORATION

                                AS OF AND FOR THE YEAR ENDED JUNE 30, 2000
                                ---------- --------------------------------
                                REAL-TIME     VOD      CORPORATE    TOTAL
                                ----------  --------  -----------  --------
                                           (DOLLARS IN THOUSANDS)

Net sales                       $   56,138  $ 11,952   $        -   $ 68,090
Operating income (loss)         $    8,355  $(26,476)  $   (5,866)  $(23,987)
Identifiable assets             $   22,610  $ 28,909   $    5,559   $ 57,078
Depreciation and amortization   $    3,071  $  2,259   $      815   $  6,145
Capital expenditures            $    1,252  $  2,286   $      823   $  4,361

     The VOD division became a reportable segment during fiscal 2000. Revenues generated from VOD sales were $1.2 million for the year ended June 30, 1999. It is impracticable to attain operating income (loss), identifiable assets, depreciation and amortization and capital expenditures for the VOD division as of and for the year ended June 30, 1999 as Concurrent operated as one segment for that period.

14.  EMPLOYEE  STOCK  PLANS

     Concurrent has a Stock Option Plan providing for the grant of incentive stock options to employees and non-qualified stock options to employees, non-employee directors and consultants. The Stock Option Plan is administered by the Stock Award Committee comprised of members of the Compensation Committee of the Board of Directors or the Board of Directors, as the case may be. Under the plan, the Stock Award Committee may award, in addition to stock options, shares of Common Stock on a restricted basis. The plan also specifically provides for stock appreciation rights and authorizes the Stock Award Committee to provide, either at the time of the grant of an option or otherwise, that the option may be cashed out upon terms and conditions to be determined by the Committee or the Board. No stock appreciation rights have been granted during the years ended June 30, 2001, 2000, and 1999. Options issued under the Stock Option Plan generally vest over four years and are exercisable for ten years from the grant date. The plan terminates on January 31, 2002. Stockholders have approved the purchase of up to 13,500,000 shares under the plan.

     Changes in options outstanding under the plan during the years ended June 30, 2001, 2000, and 1999 are as follows:

                                               2001                    2000                   1999
                                   ------------------------  ---------------------  ----------------------
                                                  WEIGHTED                WEIGHTED               WEIGHTED
                                                  AVERAGE                  AVERAGE               AVERAGE
                                                  EXERCISE                EXERCISE               EXERCISE
                                       SHARES      PRICE        SHARES      PRICE      SHARES     PRICE
                                   ------------  ----------  ------------  -------  ----------  ----------
Outstanding at beginning of year     5,681,521   $     4.28    7,190,969   $  2.56  5,852,794   $    2.13
Granted                              1,049,600   $    12.03    1,763,419   $  7.60  2,453,500   $    3.51
Exercised                           (1,140,333)  $     3.17   (3,127,306)  $  2.23   (884,283)  $    2.02
Forfeited                             (202,627)  $     4.96     (145,561)  $  3.91   (231,042)  $    2.17
                                   ------------              ------------           ----------
Outstanding at year end              5,388,161   $     6.00    5,681,521   $  4.28  7,190,969   $    2.56
                                   ============              ============           ==========

Options exercisable at year end      2,638,708                 2,600,401            3,498,533
                                   ============              ============           ==========

Weighted average fair value of
  options granted during the year  $     11.91               $      5.62            $    1.56
                                   ============              ============           ==========

                         CONCURRENT COMPUTER CORPORATION

     Options with respect to 2,638,708 shares of Common Stock, with an average exercise price of $3.79 were exercisable at June 30, 2001. The weighted-average fair value of the stock options granted during 2001, 2000 and 1999 was $8,357,026, $4,715,526, and $1,870,148, respectively, on the date of grant using the Black Scholes option-pricing model. The weighted-average assumptions used were: expected dividend yield 0%, risk-free interest rate 5%, expected life of 6 years and an expected volatility of 206%, 106%, and 70% for the years ended June 30, 2001, 2000 and 1999, respectively.

     The following table summarizes information about stock options outstanding and exercisable at June 30, 2001:

                                 OUTSTANDING OPTIONS               OPTIONS EXERCISABLE
                    ------------------------------------------  ---------------------------
                     WEIGHTED
                      AVERAGE                        WEIGHTED                     WEIGHTED
   RANGE OF          REMAINING                        AVERAGE                      AVERAGE
   EXERCISE         CONTRACTUAL                      EXERCISE                     EXERCISE
   PRICES              LIFE      AT JUNE 30, 2001     PRICE     AT JUNE 30, 2001   PRICE
-------------------------------------------------------------------------------------------
 $ 0.37  - $0.99          6.03            271,935  $     0.42            271,935  $ 0.42
 $ 1.00  - $1.99          5.28            149,365        1.50            149,365    1.50
 $ 2.00  - $2.99          6.21          2,173,442        2.50          1,514,449    2.39
 $ 3.00  - $3.99          6.17              5,233        3.19              5,233    3.19
 $ 4.00  - $4.99          7.63            299,173        4.41            113,173    4.41
 $ 5.00  - $5.99          7.71            288,100        5.06            173,937    5.03
 $ 6.00  - $6.99          8.11            277,383        6.69             33,219    6.65
 $ 7.00  - $7.99          9.52            149,700        7.02             21,767    7.04
 $ 8.00  - $8.99          8.13            227,330        8.00             67,119    8.00
 $ 10.00 - $10.99         8.37            544,500       10.12            173,174   10.12
 $ 11.00 - $11.99         8.33             17,000       11.06             17,000   11.06
 $ 12.00 - $12.99         9.20            787,500       12.40                  -       -
 $ 13.00 - $13.99         8.65             20,000       13.75              6,667   13.75
 $ 17.00 - $17.99         9.18             35,000       17.84                  -       -
 $ 18.00 - $18.99         8.91            127,500       18.53             88,336   18.53
 $ 19.00 - $19.99         8.88             15,000       19.48              3,334   19.63
                                 -----------------              -----------------
                          7.37          5,388,161  $     6.00          2,638,708  $ 3.79
                                 =================              =================

     Concurrent applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had Concurrent determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Concurrent's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                         CONCURRENT COMPUTER CORPORATION

                                               YEAR ENDED JUNE 30,
                                        -------------------------------
                                           2001      2000        1999
                                        ---------  ---------  ---------
                                            (DOLLARS  IN  THOUSANDS,
                                          EXCEPT  PER  SHARE  AMOUNTS)

Net loss
    As reported                         $ (6,189)  $(23,715)  $ (1,665)
    Pro forma                           $(14,546)  $(28,431)  $ (3,535)

Net loss per share - basic and diluted
    As reported                         $  (0.11)  $  (0.46)  $  (0.03)
    Pro forma                           $  (0.27)  $  (0.55)  $  (0.07)

15.  ISSUANCE  AND  ACCRUAL  OF  NON-CASH  WARRANTS

     On March 29, 2001, Concurrent entered into a definitive purchase agreement with Comcast Cable, providing for the purchase of VOD equipment. As part of that agreement Concurrent agreed to issue three different types of warrants.

     Concurrent issued warrants to purchase 50,000 shares of its Common Stock on March 29, 2001, exercisable at $5.196 per share over a four year term. These warrants are referred to as the "Initial Warrants". Concurrent has recognized $224,000 in the consolidated statements of operations for the year ended June 30, 2001 as a reduction to revenue for the value of these warrants.

     Concurrent is also generally obligated to issue new warrants to purchase shares of its Common Stock to Comcast at the end of each quarter through March 31, 2004, based upon specified performance goals which are measured by the number of Comcast basic cable subscribers that have the ability to utilize the VOD service. The incremental number of subscribers that have access to VOD at each quarter end as compared to the prior quarter end multiplied by a specified percentage is the number of additional warrants that were earned during the quarter. These warrants are referred to as the "Performance Warrants".

     Concurrent will also issue additional warrants to purchase shares of its Common Stock, if at the end of any quarter the then total number of Comcast basic cable subscribers with the ability to utilize the VOD system exceeds specified threshold levels. These warrants are referred to as the "Cliff Warrants".

     Concurrent is recognizing the value of the Performance Warrants and the Cliff Warrants over the term of the agreement as Comcast purchases additional VOD servers from Concurrent and makes the service available to its customers. Concurrent has recognized $433,000 in the consolidated statements of operations for the year ended June 30, 2001 as a reduction to revenue for the value of the Performance Warrants and Cliff Warrants that have been earned but not yet issued.

     The value of the warrants is determined using the Black-Scholes option-pricing model. The weighted assumptions used were: expected dividend yield 0%, risk-free interest rate of 5.0%, expected life of 4 years and and an expected volatility of 138%. Concurrent will adjust the value of the earned but unissued warrants on a quarterly basis using the Black-Scholes option-pricing model until the warrants are actually issued. The value of the new warrants earned and any adjustments in value for warrants previously earned will be determined using the Black-Scholes option-pricing model and recognized as part of revenue on a quarterly basis.

     The exercise price of the warrants is subject to adjustment for stock splits, combinations, stock dividends, mergers, and other similar recapitalization events. The exercise price is also subject to adjustment for

                         CONCURRENT COMPUTER CORPORATION
issuance of additional equity securities at a purchase price less than the then current fair market value of Concurrent's Common Stock. Based on the information that is currently available, Concurrent does not expect the warrants to be issued to Comcast to exceed 1% of its outstanding shares of Common Stock over the term of the agreement. The exercise price of the warrants to be issued to Comcast will equal the average closing price of Concurrent's Common Stock for the 30 trading days prior to the applicable warrant issuance date and will be exercisable over a four-year term.

     On May 20, 1998, Concurrent entered into a Letter of Intent ("LOI") with Scientific-Atlanta, Inc. ("SAI") providing for the joint development and marketing of a video-on-demand system to cable network operators. A definitive agreement was signed on August 17, 1998. In exchange for SAI's technical and marketing contributions, Concurrent issued warrants for 2 million shares of its Common Stock, exercisable at $5 per share over a four-year term.

     The  LOI  between  Concurrent  and  SAI  is  broken  into  three  phases:

     Phase I  Technical/Commercial  Evaluation  and  Definitive  Agreement
     Phase II Initial Development and Video-on-Demand Field Demonstration System Phase III Commercial Deployment

     During Phase I, either party could terminate the negotiations at any time. In June 1998, the parties moved to Phase II and pursuant to the provisions of SFAS No. 123, Concurrent recorded a charge of $1.6 million representing the fair value of the underlying stock using the Black-Scholes option-pricing model for the warrants to purchase 2 million shares of Concurrent's stock. The weighted assumptions used were: expected dividend yield 0%, risk-free interest rate of 5.0%, expected life of 4.01years and an expected volatility of 35%.

     The LOI further stipulates that Concurrent is required to issue additional warrants to SAI upon achievement of pre-determined revenue targets. These warrants are to be issued with a strike price of a 15% discount to the then current market price. The maximum number of additional warrants that could be issued under this agreement is 8 million upon achieving the revenue targets. Concurrent has recognized a charge of $398,000 and $322,000 in the consolidated statements of operations for the years ended June 30, 2001 and 2000, respectively, representing the fair market value of the warrants earned during each year.

16.  RIGHTS  PLAN

     On July 31, 1992, the Board of Directors of Concurrent declared a dividend distribution of one Series A Participating Cumulative Preferred Right for each share of Concurrent's Common Stock and Convertible Preferred Stock. The dividend was made to stockholders of record on August 14, 1992. Under the rights plan, each Right becomes exercisable unless redeemed (1) after a third party owns 20% or more of the outstanding shares of Concurrent's voting stock and engages in one or more specified self-dealing transactions, (2) after a third party owns 30% or more of the outstanding voting stock or (3) following the announcement of a tender or exchange offer that would result in a third party owning 30% or more of Concurrent's voting stock. Any of these events would trigger the rights plan and entitle each right holder to purchase from Concurrent one one-hundredth of a share of Series A Participating Cumulative Preferred Stock at a cash price of $30 per right.

     Under certain circumstances following satisfaction of third party ownership tests of Concurrent's voting stock, upon exercise each holder of a right would be able to receive Common Stock of Concurrent or its equivalent, or Common Stock of the acquiring entity, in each case having a value of two times the exercise price of the right. The rights will expire on August 14, 2002 unless earlier exercised or redeemed, or earlier termination of the plan.

                         CONCURRENT COMPUTER CORPORATION

17.  BASIC  AND  DILUTED  LOSS  PER  SHARE  COMPUTATION

     The following table presents a reconciliation of the numerators and denominators of basic and diluted loss per share for the periods indicated:

                                                                  YEAR ENDED JUNE 30,
                                                             -----------------------------
                                                               2001      2000       1999
                                                             --------  ---------  --------
                                                         (DOLLARS AND SHARE DATA IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)

Basic EPS calculation:
Net loss                                                     $(6,189)  $(23,715)  $(1,665)

Weighted average number of shares outstanding                 54,683     51,959    47,967
                                                             --------  ---------  --------

Basic EPS                                                    $ (0.11)  $  (0.46)  $ (0.03)
                                                             ========  =========  ========

Diluted EPS calculation:
Net loss                                                     $(6,189)  $(23,715)  $(1,665)

Weighted average number of shares outstanding                 54,683     51,959    47,967
Incremental shares from assumed conversion of stock options        -          -         -
                                                             --------  ---------  --------
                                                              54,683     51,959    47,967
                                                             --------  ---------  --------

Diluted EPS                                                  $ (0.11)  $  (0.46)  $ (0.03)
                                                             ========  =========  ========

                         CONCURRENT COMPUTER CORPORATION

18.  CONCENTRATION  OF  RISK

     A  summary  of  Concurrent's  financial  data  by  geographic area follows:

                                YEAR ENDED JUNE 30,
                          -----------------------------
                            2001      2000       1999
                          --------  ---------  --------
                             (DOLLARS  IN  THOUSANDS)

Net sales:
  United States           $55,400   $ 44,049   $41,726
  Intercompany              3,310      4,828     5,843
                          --------  ---------  --------
                           58,710     48,877    47,569
                          --------  ---------  --------

  Europe                    7,572     12,545    17,453
  Intercompany                  -         34       344
                          --------  ---------  --------
                            7,572     12,579    17,797
                          --------  ---------  --------

  Asia/Pacific              9,128     10,399     9,519
  Intercompany                  -         21        53
                          --------  ---------  --------
                            9,128     10,420     9,572
                          --------  ---------  --------

  Other                       721      1,097     1,265
                          --------  ---------  --------
                           76,131     72,973    76,203

  Eliminations             (3,310)    (4,883)   (6,240)
                          --------  ---------  --------
    Total                 $72,821   $ 68,090   $69,963
                          ========  =========  ========

Operating income (loss):
  United States           $(5,608)  $ 23,278)  $(2,146)
  Europe                     (448)    (1,084)       72
  Asia/Pacific                155         47       560
  Other                       174        308       149
  Eliminations                136         20        76
                          --------  ---------  --------
    Total                 $(5,591)  $(23,987)  $(1,289)
                          ========  =========  ========


                              JUNE 30,
                      ---------------------
                         2001       2000
                      ----------  ---------
                      (DOLLARS IN THOUSANDS)

Identifiable assets:
  United States       $  82,702   $ 74,949
  Europe                 10,138     11,450
  Asia/Pacific           12,919     15,039
  Other                     474        831
  Eliminations          (49,181)   (45,191)
                      ----------  ---------
  Total               $  57,052   $ 57,078
                      ==========  =========

                         CONCURRENT COMPUTER CORPORATION

     Intercompany transfers between geographic areas are accounted for at prices similar to those available to comparable unaffiliated customers. Sales to unaffiliated customers outside the U.S., including U.S. export sales, were $18,354,000, $24,585,000, and $29,058,000 for the years ended June 30, 2001,
2000 and 1999, respectively, which amounts represented 25%, 36%, and 42% of total sales for the respective fiscal years.

     Sales to the U.S. Government and its agencies amounted to approximately $16,063,000, $18,455,000 and $23,053,000 for the years ended June 30, 2001, 2000 and 1999, respectively, which amounts represented 22%, 27% and 33% of total sales for the respective fiscal years. Sales to two commercial customers amounted to approximately $8,962,000 or 12% of total sales and $8,072,000 or 11% of total sales, respectively, for the year ended June 30, 2001. Sales to one commercial customer amounted to $7,934,000 or 12% of total sales for the year ended June 30, 2000. There were no other customers during fiscal years 2001 or 2000 representing more than 10% of total revenues.

     Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising Concurrent's customer base. Ongoing credit evaluations of customers' financial condition are performed and collateral is generally not required.

19.  QUARTERLY  CONSOLIDATED  FINANCIAL  INFORMATION  (UNAUDITED)

     The following is a summary of quarterly financial results for the years ended June 30, 2001 and 2000:

                                                  THREE MONTHS ENDED
                              --------------------------------------------------------
                               SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                   2000             2000          2001         2001
                              ---------------  --------------  -----------  ----------

2001                           (DOLLARS  IN  THOUSANDS,  EXCEPT  PER  SHARE  AMOUNTS)

Net sales                     $       16,312   $      14,533   $   22,081   $  19,895
Gross margin                  $        7,591   $       6,662   $   10,210   $   8,557
Operating income (loss)       $       (1,580)  $      (3,997)  $      675   $    (689)
Net income (loss)             $       (1,794)  $      (4,158)  $      571   $    (808)
Net income (loss) per share   $        (0.03)  $      ( 0.08)  $     0.01   $   (0.01)


                                                  THREE MONTHS ENDED
                              --------------------------------------------------------
                               SEPTEMBER 30,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                   1999             1999          2000         2000
                              ---------------  --------------  -----------  ----------

2000                           (DOLLARS  IN  THOUSANDS,  EXCEPT  PER  SHARE  AMOUNTS)

Net sales                     $       15,684   $      16,922   $   17,020   $  18,464
Gross margin                  $        7,640   $       7,753   $    7,790   $   8,560
Operating loss (a)            $       (3,105)  $     (16,660)  $   (2,330)  $  (1,892)
Net loss (a)                  $       (2,551)  $     (16,775)  $   (2,446)  $  (1,943)
Net loss per share            $        (0.05)  $      ( 0.33)  $    (0.05)  $   (0.04)

(a) Operating loss and net loss for the three months ended December 31, 1999 include a $14.0 million write-off of in-process research and development related to the acquisition of Vivid Technology (see Note 3).

                         CONCURRENT COMPUTER CORPORATION

20.  COMMITMENTS  AND  CONTINGENCIES

     Concurrent leases certain sales and service offices, warehousing, and equipment under various operating leases. The leases expire at various dates through 2006 and generally provide for the payment of taxes, insurance and maintenance costs. Additionally, certain leases contain escalation clauses which provide for increased rents resulting from the pass through of increases in operating costs, property taxes and consumer price indexes. Furniture and equipment with a cost of $409,000 at June 30, 2001 was acquired under a capital lease arrangement.

     At June 30, 2001, future minimum lease payments for the years ending June 30 are as follows:

                               CAPITAL
                               LEASES    OPERATING LEASES   TOTAL
                              ---------  -----------------  ------
                                      (DOLLARS IN THOUSANDS)

2002                          $    101   $           2,654  $2,755
2003                               101               2,174   2,275
2004                               101               1,474   1,575
2005                                51                 898     949
2006 and thereafter                  -                 707     707
                              ---------  -----------------  ------
                                   354   $           7,907  $8,261
Amount representing interest       (50)  =================  ======
                              ---------
Present value of minimum
     capital lease payments   $    304
                              =========

     Rent expense under all operating leases amounted to $3,166,000, $3,906,000 and $3,937,000 for the years ended June 30, 2001, 2000 and 1999, respectively.

     Concurrent, from time to time, is involved in litigation incidental to the conduct of its business. Concurrent and its counsel believe that such pending litigation will not have a material adverse effect on Concurrent's results of operations or financial condition.

     Concurrent has entered into employment agreements with its executive officers. In the event an executive officer is terminated directly by Concurrent without cause or in certain circumstances constructively by Concurrent, the terminated officer will be paid severance compensation in an annualized amount equal to the respective officer's annual salary then in effect plus an amount equal to the then most recent annual bonus paid or target bonus paid or, if determined, payable, to such officer. At June 30, 2001, the maximum contingent liability under these agreements is approximately $1.5 million. Concurrent's employment agreements with certain of its officers contain certain offset provisions, as defined in their respective agreements.

21.  NEW  ACCOUNTING  PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statements No. 141, Business Combinations, and No. 142 ("FAS 142"), Goodwill and other Intangible Assets. Under FAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. FAS 142 is effective for fiscal years beginning after December 15, 2001. As permitted, Concurrent will early-adopt FAS 142 as of July 1, 2001, the beginning of its fiscal year. Application of the new amortization provisions of FAS 142 is expected to increase Concurrent's net income by approximately $1.3 million ($0.02 per share) in years subsequent to fiscal year 2001. At June 30, 2001, goodwill amounted to $10.7 million and goodwill amortization expense was $1,281,000 in fiscal 2001, $854,000 in fiscal 2000 and $0 in fiscal 1999.

                         CONCURRENT COMPUTER CORPORATION

     During the three month period ended September 30, 2001, in connection with the adoption of FAS 142, Concurrent performed an impairment assessment test and deemed that no impairment charge was necessary. Any subsequent impairment charges will be reflected in operating income in the statement of operations.

     Also in accordance with FAS 142, Concurrent discontinued the amortization of goodwill effective July 1, 2001. A reconciliation of previously reported net loss and net loss per share to the amounts adjusted for the exclusion of goodwill amortization follows:

                                                                YEAR ENDED JUNE 30,
                                                               2001            2000
                                                          --------------  --------------
                                                              (DOLLARS IN THOUSANDS,
                                                             EXCEPT PER SHARE AMOUNTS)
Reported net loss                                         $      (6,189)  $     (23,715)
Add:  Goodwill amortization                                       1,281             854
                                                          --------------  --------------
Adjusted net loss                                         $      (4,908)  $     (22,861)
                                                          ==============  ==============


Reported basic and diluted net loss per share             $       (0.11)  $       (0.46)
Goodwill amortization                                              0.02            0.02
                                                          --------------  --------------
Adjusted basic and diluted net loss per share             $       (0.09)  $       (0.44)
                                                          ==============  ==============

Weighted average shares outstanding - basic and  diluted         54,683          51,959
                                                          ==============  ==============

22.  SUBSEQUENT  EVENT

     In July 2001, Concurrent issued 5,400,000 shares of Common Stock in a private placement. The net proceeds from the private placement were approximately $24.0 million. The resale of the shares was registered under a resale registration statement filed with the Securities and Exchange Commission and declared effective on July 19, 2001.